Exhibit 10.1

Execution Version

TENET HEALTHCARE CORPORATION

October 1, 2022

Ronald A. Rittenmeyer

BY HAND

Re:	Disability Resignation

Dear Ron,

Reference is made to that certain Amended and Restated Employment Agreement by and between you and Tenet Healthcare Corporation (the “Company”), dated as of September 1, 2021, as amended on February 25, 2022 (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

This letter confirms our mutual agreement regarding your resignation from all positions that you hold at the Company for personal health reasons, effective immediately (with today’s date being treated as the Termination Date for purposes of the Employment Agreement). Your resignation will be treated as a termination on account of your Disability for all purposes (including, without limitation, for all purposes under the Employment Agreement) and you are entitled to all of the payments and benefits set forth in Section 4(b) of the Employment Agreement.

Please confirm that this letter accurately reflects our mutual agreement by signing below and returning a copy of this letter to me at your earliest convenience.

Sincerely,

/s/ Saum Sutaria
Saum Sutaria, M.D.
Chief Executive Officer

Acknowledged and agreed by:

/s/ Ronald A. Rittenmeyer
Ronald A. Rittenmeyer